Exhibit 21

                       Subsidiaries of Atrion Corporation
                             As of December 31, 1999

                                           State of

                  Subsidiary            Incorporation    Ownership
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Atrion Medical Products                    Alabama           100%
Halkey-Roberts Corporation                 Florida           100%
Quest Medical, Inc.                         Texas            100%
AlaTenn Pipeline Company                   Alabama           100%
Atrion Leasing Company, Inc.               Alabama           100%
Atrion International, Inc.                U.S. V. I.         100%
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